TERMINATION OF

                            BELCO OIL & GAS CORP.

                         1996 PERFORMANCE UNIT PLAN

I.  Background
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Section IX.B. of the Belco Oil & Gas Corp. 1996 Performance Unit Plan (the
"Plan") provides that the Board of Directors of Belco Oil & Gas Corp. (the "Company") may terminate the Plan at any time. The Board of Directors of the Company terminated the Plan as a whole effective as of March 31, 1999. Section IX.B. of the Plan states that a Plan termination shall be evidenced by a written instrument describing any special provisions relating to the Plan termination and the effective date of the termination.

II. Termination of the Plan
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The Plan is terminated effective as of March 31, 1999.